Exhibit 10.22

INCENTIVE COMPENSATION PLAN
(Amended June 2008)
(Reviewed 8/09)

The Compensation philosophy of CharterBank’s Board of Directors is to pay a fair base salary which meets the market from a competitive standpoint and to offer at-risk incentive opportunities where employees can earn additional compensation by attaining pre-determined goals on several levels, i.e., individual, departmental and company-wide.  Base salary at CharterBank is governed by the Salary Administration Plan.  The purpose of this document is to detail the workings of the Incentive Compensation Plan.

The Incentive Compensation Plan provides for an incentive, based on performance as measured by goal attainment from the Scorecard model, to be paid to employees who are not paid on a commission basis.

GOALS OF INCENTIVE COMPENSATION PLAN

The goals for the plan are:

●	To maximize long-term shareholder value by reinforcing achievement of key operating goal(s) as defined in business plan and commitment to achievement of long-term objectives.

●	Foster teamwork and cooperation, yet reinforce importance of individual performance.

●	Reward measurable, demonstrated results and require a minimum level of performance before paying incentives.

General Definitions within the Plan

Full-time employees – As defined in the current employee manual (usually those eligible for benefits with work week averages of 38 ½ hours).

Part-time employees – Employees who work less than full-time hours.  Part-time employees participate in only the individual portion of the incentive plan. (See Performance Measures and Weighting).

Temporary employees – Employees with a work classification equal to temporary (contract employees, consultants, etc.).  Temporary employees are not eligible to participate in the incentive plan.

Retail Banking Employees -  Effective June 2007, employees serving in the Teller, Teller Operations Manager, or Personal Banker jobs will no longer participate in this Plan.  This group of employees will have individual opportunity via our marketing sales & referral plan.

ELIGIBILITY FOR INCENTIVE COMPENSATION PLAN

Full-time employees are eligible to participate in all components of the incentive compensation plan.  Incentives for full-time employees who have been employed with CharterBank less than a full year will be handled as follows:

(a)	Employees will become eligible to participate in the incentive plan based on their date of hire.

(b)
If the employee starts work before the fiscal year is half over (before April 1), they will participate in the incentive plan but their award will be prorated based on the amount of time they have been employed.

(c)	If the employee starts work after the year is half over (after April 1), they will not be eligible to participate in the Plan until the next fiscal year.

(d)
Part-time employees who work less than full-time hours participate in only the individual portion of the incentive plan (see performance measures and weighting).  Part-time employee participation, as outlined above, is also based on date of hire.  If a part-time employee is hired before the fiscal year is half over (before April 1), they will participate in the individual portion of the incentive plan.  If the employee is hired after the fiscal year is half over (after April 1), they are not eligible for participation until the next fiscal year.

TARGET LEVELS OF INCENTIVE COMPENSATION

Target levels for incentive compensation are based on a percentage of salary midpoint.  The target levels will be set by CharterBank’s Board of Directors or the Personnel and Compensation Committee thereof.  In so doing, the regulatory guidance set forth in RB 27 will be considered.  Periodically, the P&C or Board of Directors will review target award levels and provide a schedule that sets forth annual and deferred opportunities for various individual employees and groups within the company.

INCENTIVE PLAN ACTIVATORS

Activators for incentive payments are outlined in the corporate scorecard spreadsheet.  Since activators may change as a result of strategic initiatives, there will be Board discretion as to their definition.

POSSIBLE AWARD OPPORTUNITIES

Award opportunities are summarized within the corporate scorecard spreadsheet and approved annually by the Board of Directors or Personnel & Compensation Committee.

PERFORMANCE MEASURES AND WEIGHTING

The attainment levels determined by the corporate scorecard spreadsheet will be used in the following proportions to determine payments under the incentive compensation plan:

Retail Banking Division:

Regional goals	50% weight (paid annually)
Individual goals	50% weight (paid annually)

Support Departments:

Company-wide goals	70% weight (paid annually)
Departmental goals	15% weight (paid annually)
Individual goals	15% weight (paid annually)

Company-wide goals are determined by senior management and are aligned with profit-oriented strategies.  Departmental and individual goals should align with company-wide, or corporate goals.

TIMING OF AWARD PAYMENTS

•	Award of individual incentives will take place annually after the finalization of business plan results.
•	Company-wide and departmental incentives will be awarded annually after the close of the fiscal year.
•	The annual portion of the award will be paid around November 15th.

SPECIAL CONSIDERATIONS

•	An employee who leaves or is terminated prior to the award payment will forfeit all accrued and deferred incentives.
•	An employee who is promoted during a plan year will receive an award based on his salary midpoint at the beginning of the plan year.
•	In case of normal or early retirement, any remaining deferred amounts will be paid out within 90 days. For an employee to be eligible for payment under this scenario, one of the following must apply:

o	More than 5 years of employment and age 55 or older.

o	Permanent disability of employee

o
Retirement is defined as permanent retirement (meaning no commitment to continued employment, either with CharterBank or other employers).  CharterBank reserves the right to make a determination as to whether or not a retirement is a bona fide retirement, thus constituting payment under our incentive plan.

In the event of death of the employee, payment will be rendered within 90 days to the administrator of the employee’s estate.